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NEWS RELEASE                                                      EXHIBIT 99.1
FOR IMMEDIATE RELEASE

HOME CITY FINANCIAL CORPORATION REPORTS 3RD QUARTER NET INCOME

Springfield, Ohio, October 28, 2003 - Home City Financial Corporation (Nasdaq
SmallCap Market: HCFC) announced net income of $150,000, or $.20 basic earnings per share, for the third quarter ended September 30, 2003, compared to $127,000, or $.17 basic earnings per share, for the quarter ended September 30, 2002.
Diluted earnings per share for the quarters were also $.20 and $.17, respectively. HCFC's net income for the nine months ended September 30, 2003, was $498,000, or $.66 basic earnings per share, compared to $331,000, or $.45 basic earnings per share, for the comparable period in 2002. Diluted earnings per share for the first nine months of 2003 and 2002 were $.65 and $.45, respectively. Net interest income increased by $641,000 for the nine-month period, reflecting improved interest rate spreads. The yield on interest-earning assets decreased 64 basis points from 7.13% for the year 2002 to 6.49% through September 30, 2003, while the cost of interest-bearing liabilities decreased 116 basis points from 4.61% down to 3.45% during that same period for an improvement in spread of 52 basis points. Noninterest income decreased by $638,000 mainly due to last year being inclusive of $319,000 in net gains on the sale of securities versus only $17,000 through September this year, as well as income from the operations of Home City Insurance Agency, Inc., which operations have been discontinued. The provision for loan losses of $400,000 was $99,000 more than the amount provided in the first nine months of last year with management reacting mainly to the impact of economic trends in our demographic area.
Noninterest expense decreased $453,000 reflecting both staffing cost decreases and elimination of operating costs relative to the insurance agency.

Assets totaled $150.0 million at September 30, 2003, an increase of $291,000, or 0.2%, from December 31, 2002. Net loans receivable decreased $325,000, or 0.3%, during the first nine months of 2003 and totaled $127.1 million at September 30, 2003. Available-for-sale securities decreased $1.4 million, or 21.9%, as a result of sales of securities with proceeds mainly used to pay down Federal Home
Loan Bank advances. Deposits totaled $101.8 million at September 30, 2003, an increase of $2.7 million, or 2.7%, from $99.1 million at December 31, 2002.

Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap
Market under the symbol "HCFC".


Contact: J. William Stapleton, CEO/COO
           (937) 390-0470





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HOME CITY FINANCIAL CORPORATION

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
Selected Consolidated Financial Condition Data:   Sept. 30,     Dec. 31,         Incr.            %
-----------------------------------------------     2003          2002          (Decr.)        Change
($ In thousands)                                    ----          ----         --------        ------
Total assets                                      $150,026      $149,735        $  291           0.2%
Loans, net                                         127,090       127,415          (325)         (0.3)
Allowance for loan losses                              912           503           409          81.3
Available-for-sale securities                        4,969         6,363        (1,394)        (21.9)
Federal Home Loan Bank stock                         2,243         2,177            66           3.0
Deposits                                           101,830        99,119         2,711           2.7
Federal Home Loan Bank advances                     35,428        38,199        (2,771)         (7.3)
Shareholders' Equity                                11,691        11,559           132           1.1




                                                    Three Months Ended           Nine Months Ended
Selected Consolidated Operations Data:                    Sept. 30,                  Sept. 30,
--------------------------------------                    ---------                  ---------
($ in thousands except per share amounts)            2003          2002          2003          2002
                                                    ------        ------        ------        ------

Total interest income                               $2,301        $2,386        $6,952        $7,358
Total interest expense                               1,133         1,487         3,538         4,585
                                                    ------        ------        ------        ------
         Net interest income                         1,168           899         3,414         2,773
Provision for loan losses                              200            52           400           301
                                                    ------        ------        ------        ------
         Net interest income after
         provision for loan losses                     968           847         3,014         2,472
Total noninterest income                                46           236           202           840
Total noninterest expense                              798           955         2,507         2,960
                                                    ------        ------        ------        ------
         Income before federal income tax              216           128           709           352
Federal income tax expense                              66             1           211            21
                                                    ------        ------        ------        ------
Net income                                          $  150        $  127        $  498        $  331
                                                    ------        ------        ------        ------
Earnings per share
            Basic                                   $ 0.20        $ 0.17        $ 0.66        $ 0.45
            Diluted                                 $ 0.20        $ 0.17        $ 0.65        $ 0.45
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